Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G Amendment No. 1 dated November 14, 2025 relating to the Class A ordinary shares, par value US$0.0000001 per share, of ZKH Group Limited shall be filed on behalf of the undersigned.

TIGER GLOBAL PRIVATE INVESTMENT PARTNERS X, L.P. By Tiger Global PIP Performance X, L.P. Its General Partner By Tiger Global PIP Management X, Ltd. Its General Partner By: /s/ Eric Lane
Name: Eric Lane
Title: President & Chief Operating Officer

TIGER GLOBAL PIP PERFORMANCE X, L.P. By Tiger Global PIP Management X, Ltd. Its General Partner By: /s/ Eric Lane
Name: Eric Lane
Title: President & Chief Operating Officer

TIGER GLOBAL PIP MANAGEMENT X, LTD. By: /s/ Eric Lane
Name: Eric Lane
Title: President & Chief Operating Officer

TIGER GLOBAL MANAGEMENT, LLC By: /s/ Eric Lane
Name: Eric Lane
Title: President & Chief Operating Officer

CHARLES P. COLEMAN III By: /s/ Charles P. Coleman III